I. CODE OF ETHICS, INSIDER TRADING, AND PERSONAL SECURITIES

TRANSACTIONS

(Section 204a and Rule 204A-1)

A. Code of Conduct

The Firm has established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). As an investment adviser, the Firm has an undivided duty of loyalty to act solely in the best interests of its clients,

an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where the Firm’s interests may conflict with those of its clients. In carrying on its daily affairs, the Firm and all Firm Associated Persons (also known as “Supervised Persons”),

shall act in a fair, lawful and ethical manner, in accordance with the rules and regulations imposed by the Firm’s governing regulatory authority (e.g., United States Securities and

Exchange Commission, state bureau of securities, etc.).

All Firm personnel should review this Code, as well as the Firm’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. To the extent that any term within the Firm’s Compliance Manual, or any other Firm policy, is inconsistent with any term contained within this Code, the Code shall control. Any violation of this Code or any other

Firm policy and/or procedure shall be subject to the Firm’s disciplinary procedures, which may include termination of employment.

B. Scope of the Code

The terms of this Code apply to all of the Firm’s supervised persons and sets forth the standard of conduct by which each individual should carry out his/her respective obligations.

Specifically, this document presents the Firm’s fundamental standard of conduct and shall address issues pertaining to:

• Privacy of Client Non-Public Personal Information;

• Insider Trading; and

• Personal Securities Transactions.

As discussed in paragraph E below, the rules on the issue of reporting securities transactions pertain to the securities accounts in which any Firm Associated Person has any direct or indirect beneficial interest. Of particular concern (but not exclusive) are securities in which client assets may be invested, including stocks, options, futures and options on futures, but generally not those which are excluded from the definition of “reportable securities” (e.g.

bankers’ acceptances, bank certificates of deposit, commercial paper, shares of unaffiliated registered open-end investment companies, etc.) (see definition section below).

C. Standards of Business Conduct

All Firm personnel shall act in accordance with the requirements of the Advisers Act,

which sets forth numerous policies and procedures pertaining to the Firm’s advisory business.

The Firm, as a fiduciary, has an obligation to act consistent with the Advisers Act, but to also place the clients’ interests above those of the advisory firm. To that end, all supervised persons should avoid conflicts of interest that could compromise the advisory firm’s ability to act in the clients’ best interests. For example, the Firm has determined that supervised persons should not accept inappropriate cash or gifts from any client, service provider or other third party. Such an activity by an Associated Person, in addition to any proposed outside business activity (see

Section XXIV), are subject to pre-approval by the Chief Compliance Officer.

In a similar vein, and as discussed at Section VI, it shall be against Firm policy for any

Firm representative to use the mails or any means or instrumentality of interstate commerce:

(i) to employ any device, scheme, or artifice to defraud a client or prospective client;

(ii) to engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

(iii) to knowingly sell any security to or purchase any security from a client when acting as principal for his or her own account, or to knowingly effect a purchase or sale of a security for a client’s account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and

(iv) to engage in fraudulent, deceptive or manipulative practices.

The Firm is aware of concerns surrounding nonpublic information, specifically in the areas of client service and securities trading. The Firm’s standard of business conduct relative to client nonpublic personal information is consistent with the terms of Regulation S-P, in that it has established a Privacy Program that includes the delivery to all prospective and current clients a

Privacy Notice detailing the framework within which client information is secured, as well as an internal Privacy Policy to be reviewed and executed by all Firm Associated Persons. The Privacy

Policy and Notice create appropriate standards for the security of client personal information, and detail the framework within which client information is secured (see Section IX for additional information on the Firm’s privacy initiatives).

As it relates to nonpublic information in the securities trading area, the Firm’s standard of business conduct focuses upon non-disclosure. No person associated with the Firm shall disclose

“material nonpublic” (see definition below) information about a company or about the market for that company’s securities: (a) to any person except to the extent necessary to carry out the Firm’s legitimate business obligations, or (b) in circumstances in which the information is likely to be used for unlawful trading. No Firm employee who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and sufficient time has passed such that the market would have already reacted.

Finally, it is, and always has been, the policy of the Firm that it and each such supervised person comply with the aforementioned standards and to recognize that the Firm has a fiduciary obligation towards its clients. Supervised persons should be fully aware of the high value the Firm has placed and continues to place on the adherence by all supervised persons to ethical conduct at all times, and all supervised persons are urged to comply not only with the letter of their respective fiduciary duties, but also to the ideals of the Firm. In addition, all supervised persons are required to comply with those federal securities laws which apply to the business of the Firm, and your execution of the Annual Acknowledgment of the Policies and Procedures, if you are a supervised person, constitutes your agreement that you have complied, and will continue to comply, with such applicable laws. For purposes of this paragraph, “federal securities laws” means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a — mm), the

Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company

Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the

Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999)), any rules adopted by the

Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 — 5314; 5316 —

5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

D. Insider Trading

The securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Section 204A of the Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the investment adviser or any person associated with the investment adviser.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution,

disgorgement of any profits realized or losses avoided through use of the nonpublic information,

civil penalties of up to $1 million or three times such profits or losses, whichever is greater,

exposure to additional liability in private actions, and incarceration.

Violations of the Firm’s insider trading policies and procedures will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal.

Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the Chief Compliance Officer.

E. Personal Securities Transactions

All Access Persons (see definition section below) must submit for the Firm’s review, a report of his/her personal securities transactions and securities holdings periodically, as provided and further explained herein. One purpose of the Rule is to provide the Firm with information on

“scalping” (i.e., a practice whereby the owner of shares (e.g., an Access Person) of a security recommends that security for investment and then immediately sells it at a profit upon the rise in the market price which follows the recommendation), as well as potentially abusive “soft dollar”

or brokerage practices. In addition, this requirement can help detect insider trading, “frontrunning”

(i.e., personal trades executed prior to those of the Firm’s clients) and other potentially abusive practices.

Initial and Annual Holding Reports on Current Securities Holdings of Access Persons

Each Access Person of the Firm must provide the Chief Compliance Officer or his/her designee with a written report of the Access Person’s current securities holdings within 10 days after the person becomes an Access Person, which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Additionally, each

Access Person must provide the Chief Compliance Officer or his/her designee with a written report of the Access Person’s current securities holdings at least once each 12-month period thereafter on a date the Firm selects, and the information must be current as of a date no more than 45 days prior to the date the report was submitted; provided, however that at any time that the Firm has only one Access Person, he or she shall not be required to submit any securities report described above.

Each securities holdings report must provide, at a minimum, the following information:

(i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security (as defined below) in which the Access Person has any direct or indirect beneficial ownership (as defined below);

(ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access

Person’s direct or indirect benefit; and

(iii) the date the Access Person submits the report.

Transaction Reports

Each Access Person must provide the Chief Compliance Officer or his/her designee with a written record of his/her personal securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions (other than those pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) during the quarter. The report must provide, at a minimum, the following information about each transaction (other than pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) involving a reportable security (see definition section below) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect “beneficial ownership” (see definition section below):

(i) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) The price of the security at which the transaction was effected;

(iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

(v) The date the Access Person submits the report.

The security transaction reporting requirement may be satisfied by providing duplicate broker trade confirmations or account statements of all such transactions to the Firm no later than thirty (30) days after the end of each calendar quarter.

In the alternative to the security transaction reporting requirement, the Firm may require:

(1) all personal securities transactions for its Access Persons be executed with or through a broker-dealer/custodian of the Firm’s choosing; or, (2) its Access Persons to maintain all investment accounts with a broker-dealer/custodian of the Firm’s choosing, provided that the broker-dealer/custodian and/or Access Person complies with the submission of the broker trade confirmations or account statements to the Firm as referenced in the last paragraph.

Exceptions

The above holdings and transactions reporting requirements do not apply to transactions effected in any account over which a particular Access Person has no direct or indirect influence or control. In addition, the holdings and transactions reporting requirements do not apply to securities which are excluded from the definition of reportable security (see definition section below).

Investment Policy and Procedures

No Access Person of the Firm may effect for himself or herself or for his or her immediate family (i.e., spouse, minor children, and adults living in the same household as the officer, director, or employee, and trusts for which the employee serves as a trustee or in which the employee has a beneficial interest) (collectively “Covered Persons”) any transactions in a security which is being actively purchased or sold, or is being considered for purchase or sale, on behalf of any Firm clients, unless in accordance with the following Firm Procedures.

1. Firm Procedures

In order to implement the Firm’s Investment Policy, the following procedures have been put into place with respect to the Firm and its Covered Persons:

a. If the Firm is purchasing or considering for purchase any exchange listed security on behalf of the Firm’s client, no Covered Person may transact in that security prior to the client purchase having been completed by the

Firm, or until a decision has been made not to purchase the security on behalf of the client; and

b. If the investment adviser is selling or considering the sale of any exchange listed security on behalf of a Firm client, no Covered Person may transact in that security prior to the sale on behalf of the client having been completed by the Firm, or until a decision has been made not to sell the security on behalf of the client.

2. Exceptions

a. This Investment Policy has been established recognizing that some securities being considered for purchase and sale on behalf of the Firm’s clients trade in sufficiently broad markets to permit transactions to be completed without any appreciable impact on the markets of the securities. Under certain circumstances, exceptions may be made to the policies stated above per the authorization of the Chief Compliance

Officer, who has been designated by the Firm to address any prospective exceptions; and

b. Open-end mutual funds and/or the investment subdivisions which may comprise a variable insurance product are purchased or redeemed at a fixed net asset value price per share specific to the date of purchase or redemption. As such, transactions in open-end mutual funds and/or variable insurance products by Covered Persons are not likely to have an impact on the prices of the fund shares in which clients invest, and are therefore not prohibited by the Firm’s Investment Policy.

Restricted Securities (to the extent applicable)

Certain of the Firm’s clients may be publicly traded companies (and/or senior executive officers and/or management of publicly traded companies), a current list of which publicly traded companies (to the extent applicable) shall be annexed hereto and made a part hereof as Schedule

“A” (the “Restricted Securities”). In addition, Schedule “A” may also include the securities of public companies which the Firm is currently recommending or considering recommending to its clients. All securities listed on Schedule “A” shall be designated as the Restricted Securities.

The purchase and/or sale of any of the Restricted Securities is prohibited unless expressly approved in advance by the Chief Compliance Officer. Schedule “A” shall be updated and/or amended quarterly, and each person shall be required to acknowledge his/her ongoing compliance relative to the Restricted Securities on a quarterly basis. Failure to comply with this policy shall be cause for immediate dismissal from the Firm.

Pre-approval Required for IPO’s and Limited Offerings

The acquisition of a beneficial ownership (see definition section below) interest in any security in an initial public offering (as defined in Rule 204A-1(e)(6)) or in a limited offering (as defined in Rule 204A-1(e)(7)) by an Access Person is prohibited unless expressly approved in advance by the Chief Compliance Officer, provided, however that at any time that the Firm has only one Access Person, he or she shall not be required to obtain pre-approval for an initial public offering or limited offering. The Firm shall maintain a record of any decision, and the reasons supporting the decision, approving the acquisition of such securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

Retention of Certain Records

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Person (or his/her broker/dealer or custodian) in lieu of a securities transactions report, shall be maintained by the

Firm for the time period required by the Act. In addition, a record of the names of persons who are currently, or within the past five years were, Access Persons of the Firm shall be maintained.

F. Definitions

“Access Persons” [either] means:

(i) any of the Firm’s supervised persons (as defined below) who: (A) has access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (as defined under Rule 204A-1(e)(9)), or

(B) is involved in making securities recommendations to Firm clients, or who has access to such recommendations that are nonpublic; or

(ii) [Since providing investment advice is the Firm’s primary business, all of the Firm’s directors, officers, members and/or partners.]

“Beneficial ownership” means an Access Person having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in the reportable securities (or initial public offering or limited offering, as the case may be), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.

“Material” information means any information about a company, or the market for its securities,

that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material”

include, but are not limited to, matters such as (a) dividend increases or decreases, (b) earnings estimates, (c) changes in previously released earnings estimates, (d) significant new products or discoveries, (e) developments regarding major litigation by or against the company, (f) liquidity or solvency problems, (g) significant merger or acquisition proposals, or (h) similar major events which would be viewed as having materially altered the information available to the public regarding the Firm or the market for any of its securities. The foregoing is not intended to be an exhaustive list.

“Nonpublic” information means information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

“Reportable security” means any security defined in Section 202(a)(18) of the Act (generally, all securities of every kind and nature), except that it does not include:

(i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii) Shares issued by money market funds;

(iv) Shares issued by open-end funds other than reportable funds (as defined in Rule 204A-1(e)(9)); and

(v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A-1(e)(9)). This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts. (Note: although not specifically excluded from the definition of reportable security, it is presumed the variable insurance products are included within this exception).

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

G. Administration and Enforcement of Code:

The Chief Compliance Officer shall be responsible for administering and enforcing this

Code, a necessary part of which is supervising employees through the implementation process.

Should any Associated Person have any questions regarding the applicability of this Code, (s)he should address those questions with the Chief Compliance Officer. Pursuant to Section 203(e)(6)

of the Act, the Firm and Chief Compliance Officer shall not be deemed to have failed to supervise any person if –

• there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect,

insofar as practicable, any such violation by such other person, and

• the Chief Compliance Officer has reasonably discharged the duties and obligations incumbent upon that position by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

While compliance with the law and with a Firm’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. All violations of this Code should be reported to the Chief Compliance Officer.

Any questions should immediately be addressed with the Chief Compliance Officer who has been designated by the Firm to respond to such questions.

H. Recordkeeping

In addition to the above, the Code of Ethics currently in effect, or that at any time in the past five years was in effect, must be maintained by the Firm. Additionally, a copy of the executed

Annual Acknowledgment of the Policies and Procedures (an unexecuted copy of which is located on the last page of this document) of each person who is currently, or within the past five years was, a supervised person must be maintained by the Firm. Furthermore, the Firm is required to maintain a record of any violation of the Code of Ethics (but this does not include any initial reports by employees that informed the Firm of a violation of Firm policies, procedures and/or Code of Ethics),

and of any action taken as a result of the violation.

In addition, the Firm shall maintain the following books and records:

• Ongoing list of Access Persons.

• Access Person Acknowledgement Form memorializing receipt of this Code of Ethics.

• Holdings Reports as discussed above.

• Quarterly Transaction Reports as discussed above.

• Record of any Chief Compliance Officer decision to approve an

Access Persons’ personal security transaction and the underlying rationale supporting that decision.

• Records of Code of Ethics violations and any resulting remedial action, not including any “whistleblower” reports made by supervised persons.

I. Receipt of Gifts

It is the policy of the Firm to achieve a balance relative to the receipt/acceptance of gifts from clients or vendors with the avoidance of conflicts of interest or appearances of impropriety.

As such, receipt of a holiday gift or expression of thanks from a client for a job well done is not prohibited, provided that the gift is not cash or a cash equivalent, which are prohibited by the

Firm. However, all non-cash gifts from vendors, the estimated value of which clearly exceeds

$200, should be reported to the Chief Compliance Officer. The above policy recognizes that the dollar value of attendance at certain functions (dinner, golf outing, sporting event) will exceed

$200, and is not intended to be prohibited by this policy. However, attendance at such vendor sponsored events should be reported to the Chief Compliance Officer so that a determination can be made that it (they) is (are) neither excessive nor create(s) the potential for a conflict of interest.

Annual Acknowledgment of the Policies and Procedures of Heritage Capital, LLC.

I hereby acknowledge receipt of a copy of the Firm’s Policies and Procedures, including any amendments thereto as well as the Firm’s Code of Ethics, which I have read and understand. I certify that, to the best of my knowledge, I have complied with these policies and procedures to the extent they have applied to me during the past year. I further understand and acknowledge that any violation of these policies and procedures may subject me to disciplinary action, including termination of employment.

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Signature

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Printed Name

_________________________________

Date